Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Enters into Agreement with Freepoint Commodities to Monetize 45Z Tax Credits
Agreement enables sale of 2025 Clean Fuel Production Credits from Nebraska facilities; term sheet signed to expand program to additional sites

OMAHA, Neb. September 17, 2025 - (BUSINESS WIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced that it has entered into an agreement with an affiliate of Freepoint Commodities LLC (Freepoint) to sell Clean Fuel Production Credits, also known as 45Z tax credits, generated in 2025 under the Inflation Reduction Act.

The initial credits will be generated from low-carbon intensity ethanol production at Green Plains’ three Nebraska facilities. A portion of these credits are being generated prior to the expected launch of carbon capture later this year, highlighting the competitive carbon intensity (CI) profile of the company’s current strategy and operations. Green Plains has also signed a term sheet with Freepoint to monetize tax credits from three additional facilities expected to qualify under 45Z during 2025.

“Executing this agreement and term sheet aligns with our long-term strategy to monetize the value we’re creating through low-CI production,” said Chris Osowski, Chief Executive Officer. “Our focus on operational excellence has improved utilization and yields across our platform, while also lowering carbon intensity – enabling several plants to qualify for 45Z credits during the current year. While we continue to advance carbon capture through the Trailblazer CCS project, this agreement demonstrates our ability to create near-term value from clean fuel production and expands our visibility into the monetization of carbon credits going forward.”

“This transaction marks a milestone in the rapidly evolving transferable tax credit market, enabling the transfer and monetization of 45Z Credits at an impactful scale. We're proud to collaborate with Green Plains on this innovative structure and establish the foundation for a multiyear relationship that delivers meaningful value to all stakeholders,” said Connor Nix, Managing Director, Biofuels and Renewable Products at Freepoint.

The agreement covers the anticipated 2025 production year credits for the three Nebraska facilities, with full-year credits included where operations allow. The parties may agree on mutually satisfactory terms to extend the agreement to purchase 45Z credits for 2026-2029. The credits will be transferred through a direct transfer mechanism and are supported by third-party emissions verification and tax insurance.

Based on current expectations for production volumes and eligible gallons, the agreement and term sheet combined are expected to generate between $40 and $50 million in 2025 45Z EBITDA net of discounts and after applicable operating expenses, with the first credits being recorded in the third quarter. The final proceeds are dependent on actual production and the timing of startup for the carbon capture systems at Green Plains’ Nebraska facilities.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company advancing the transition to a low-carbon world through the production of renewable fuels and sustainable, high-impact ingredients. The company leverages agricultural, biological, and fermentation expertise to transform annually renewable crops into low-carbon energy and sustainable feedstocks. Green Plains is actively deploying carbon capture and storage (CCS) solutions, with three of its facilities set to begin carbon capture later this year. Through innovation and operational excellence, Green Plains is reducing the carbon intensity of its products while delivering value to stakeholders. For more information, visit www.gpreinc.com.

About Freepoint Commodities
Founded in 2011, Freepoint is based in Stamford, CT with over 625 employees worldwide. Freepoint is a global merchant of physical commodities, providing customers with physical supply and logistics chain management and services, together with eco-friendly products and solutions. For more information visit www.freepoint.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws about the Company, and the agreement, including but not limited to all statements about the timing and potential extension of such agreement; carbon intensity of ethanol production, generation of 45Z tax credits, expectations of future plans, priorities, focus and benefits of the agreement, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain, “ “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. You should view these statements with caution and should not place undue reliance on such statements. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, the ability of the Company to generate the anticipated 45Z tax credits if at all; satisfaction of the conditions precedent to the agreement, including but not limited to the ability to obtain required regulatory or government approvals or to obtain such approvals on satisfactory conditions; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the effects that any termination of the definitive agreement may have on the Company, or its respective businesses; and other risks and uncertainties described in the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q, which are incorporated herein by reference, and in other documents that the Company may file or furnish with the SEC. Except to the extent required by law, the Company does not assume any obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

Green Plains Inc. Contact
Investors and Media: 402.884.8700 | investor@gpreinc.com

Freepoint Commodities Contact
Paige Thornton
RF|Binder
212.994.7554
paige.thornton@rfbinder.com

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